Exhibit 4.3
THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
CONVERTIBLE PROMISSORY NOTE

Date of Note:	July 18, 2025

Principal Amount of Note:	$
For value received SHOULDER INNOVATIONS, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to [___________________] (the “Nominee”), as nominee for [____________], or its registered assigns (the “Holder”), without any deduction or offset, the principal set forth above, together with simple interest in arrears from and including the date hereof on the unpaid principal balance hereunder at the rate of 5% per annum; provided that, the interest rate shall increase to 10% per annum commencing on July 1, 2026. Interest shall accrue daily and shall be calculated on the basis of the actual number of days elapsed over a year of 365 days. Notwithstanding any other provision of this Note (as defined below), the Holder does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum amount permitted by applicable law. Any payments in excess of such maximum permitted amount shall be treated as a payment of principal and be applied to the then outstanding principal balance hereunder. Except to the extent that all of the Outstanding Balance (as defined below) has converted pursuant to Section 3(a) hereof, the principal amount of this Note and all interest accrued thereon (the “Outstanding Balance”) shall be due and payable upon the upon the earliest to occur of (A) the written demand of the Holder on or after the Maturity Date (as defined below) or (B) automatically upon an Acceleration Trigger (as defined below).
1.    Basic Terms.
(a)    Series of Notes. This convertible promissory note (the “Note”) is issued as part of a series of notes (collectively, the “Notes”) pursuant to the terms of that certain Note Purchase Agreement dated as of July 18, 2025, as amended from time to time (the “Purchase Agreement”), to the persons and entities listed on the Schedule of Lenders attached to the Purchase Agreement (collectively, the “Holders”). Certain defined terms used herein are contained in Section 2.
(b)    Payments. All payments of principal and interest shall be in lawful money of the United States of America and shall be made pro rata among all Holders in accordance with the amount payable to each.
(c)    Prepayment. The Company may not prepay this Note without the consent of the Holders of at least a majority of the then outstanding principal amount of the Notes (the “Requisite

Holders”). Any such pre-payment will be without any pre-payment penalties and interest will no longer continue to accrue on any prepaid principal amount after such pre-payments.
2.    DEFINITIONS.
Capitalized terms not otherwise defined in this Note shall have the meanings ascribed to them in the Purchase Agreement.
“IPO Capitalization” means the number of shares of Capital Stock (on an as-converted basis) outstanding as of immediately prior to the consummation of the Initial Public Offering, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities and including shares of Common Stock reserved and available for future grant under any equity incentive or similar plan, but excluding (i) this Note and the other Notes; and (ii) other convertible promissory notes.
“Conversion Price” means the lower of (i) the price determined by multiplying (x) the price per share at which the shares of Common Stock are sold to the public in the Initial Public Offering, as set forth on the cover page of the final prospectus for the Initial Public Offering, by (y) the Discount Rate (with the Discount Rate expressed in decimal form) and (ii) quotient obtained by dividing (x) the Valuation Cap, by (y) the IPO Capitalization; provided that, in no event shall the Conversion Price be less than the quotient obtained by dividing (x) $210,000,000, by (y) the IPO Capitalization.
“Deemed Liquidation Event” has the meaning set forth in Sections 3(h)(i)(A) and (B) of the Company’s Fourth Amended and Restated Certificate of Incorporation, as may be amended from time to time.
“Discount Rate” means 80%.
“Exempted Securities” has the meaning set forth in the Company’s Fourth Amended and Restated Certificate of Incorporation, as may be amended from time to time.
“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.
“Liquidation Event” means (i) a Deemed Liquidation Event, (ii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.
“Maturity Date” means September 1, 2028.
“Valuation Cap” means $280,000,000.
3.    CONVERSION; REPAYMENT.
(a)    Conversion Upon Initial Public Offering. If there is an Initial Public Offering prior to the Maturity Date and while this Note remains outstanding, then effective upon consummation of the Initial Public Offering, this Note will automatically convert into a number of shares of Common Stock equal to the Outstanding Balance divided by the applicable Conversion Price, rounded down to the nearest whole share. In connection conversion of this Note, the Holder shall surrender this Note to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note); provided that such conversion shall be deemed to occur as of the consummation of the Initial Public Offering without regard to whether Holder has then delivered to the Company this Note (or the lost note documentation where applicable). The Company covenants that all shares of Capital Stock issued upon conversion of this Note will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by the Company with respect to the issue thereof.
(b)    Treatment Upon Liquidation Event. If there is a Liquidation Event while this Note remains outstanding, the Holder shall receive at the closing of such Liquidation Event a cash payment equal to the sum of (i) 1.3x the outstanding principal amount of this Note plus (ii) accrued interest.
(c)    Conversion Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not effect a conversion of the Outstanding Balance pursuant to Section 3(a) (the “Conversion Event”), to the extent (but only to the extent) that, after giving effect to such conversion, Holder and its Affiliates, collectively, would own in excess of 15% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Capital Stock of the Company (calculated on an as-converted basis) immediately after giving effect to such conversion and taking into account the total outstanding shares of Capital Stock of the Company immediately following the consummation of the Initial Public Offering. To the extent the above limitation applies, (i) the portion of the Outstanding Balance that can be converted without causing Holder and its Affiliates, collectively, to exceed the Maximum Percentage shall be converted, with the Notes held by Holder and its Affiliates to be converted on a pro rata basis among Holder and its Affiliates, in accordance with Section 3(a), and (ii) the portion of Outstanding Balance that cannot be converted due to the Maximum Percentage (the “Remaining Outstanding Balance”) shall remain outstanding under this Note until such time as the Remaining Outstanding Balance can be converted at the Conversion Price determined in connection with the original Conversion Event. For clarity, all or the applicable portion of such Remaining Outstanding Balance that is to be converted pursuant to the foregoing sentence shall be converted into Common Stock (subject to not exceeding the Maximum Percentage as a result of such conversion) or, if Common Stock is not outstanding at the time of such conversion as a result of an intervening event or transaction, the kind and amount of securities, cash and/or property that Holder would have been entitled to receive in connection with such event or transaction if the Remaining Outstanding Balance had been converted in full at the Initial Public Offering. The Maturity Date with respect to any such Remaining Outstanding Balance may be extended, at the option of Holder, until such time as the Remaining Outstanding Balance can be converted consistent with the Maximum Percentage. Notwithstanding the foregoing, Holder shall have the right at any time and from time to time by written notice to the Company to increase its Maximum Percentage immediately upon notice to the Company, and in either case, thereafter, the “Maximum Percentage” under this Note shall be such increased percentage.
4.    EVENTS OF DEFAULT.
(a)    If there shall be any Event of Default (as defined below), (x) pursuant to subsections (iii), (iv) or (v) below, at the option and upon the declaration of the Requisite Holders, this Note shall accelerate and the Outstanding Balance shall become due and payable and (y) pursuant to subsections (i) or (ii) below, the Outstanding Balance shall become immediately due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company (each of (x) and (y), an “Acceleration Trigger”). The occurrence of any one or more of the following shall constitute an “Event of Default”:
(i)    the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;
(ii)    an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;
(iii)    the Company defaults in its performance of any covenant under this Note or the Purchase Agreement and any such failure shall remain uncured or unremedied for a period of 30 days from the occurrence thereof;
(iv)    the Company defaults under any other current or future debt obligation of Company relating to indebtedness in excess of $250,000 in the aggregate; or
(v)    any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount in excess of $250,000 entered against the Company and the same is not paid, dismissed, bonded, vacated, stayed or discharged within 60 days.
5.    MISCELLANEOUS PROVISIONS.
(a)    Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. The Company shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and other expenses.
(b)    Further Assurances. Each party agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the other such further instruments and documents and take such further action as the other party may reasonably require in order to carry out the full intent and purpose of this Note, including the conversion hereof in accordance with Section 3, and to comply with state or federal securities laws or other regulatory approvals.
(c)    Transfers of Notes. This Note shall not be transferred or assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Note may be assigned only with the Company’s consent, which consent shall not be unreasonably withheld, by the Holder to any Affiliate of such Holder. This Note may be transferred in accordance with this Section 5(c) only upon its surrender to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with the loss of this Note) for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for the Outstanding Balance shall be issued to, and registered in the name of, the transferee.
(d)    Amendment and Waiver. Any term of this Note may be amended or waived only with the prior written consent of the Company and the Requisite Holders; provided, however, that (i)

any such amendment or waiver approved by the Requisite Holders must apply to all outstanding Notes in the same fashion and (ii) no amendment or waiver shall change the principal amount or interest rate of this Note or this subsection 5(d) without the written consent of the Holder. Upon the effectuation of such waiver or amendment in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against the holders of, all of the Notes, and the Company shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment or waiver in writing; provided that the failure to give such notice shall not affect the validity of such amendment or waiver.
(e)    Governing Law. This Note shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
(f)    Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.
(g)    Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(h)    Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.
(i)    Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5(i) If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626-1925, Attention: Ross McAloon, email: ross.mcaloon@lw.com.
(j)    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Note, upon any breach or default of any other party under this Note, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this

Note, or any waiver on the part of any party of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to any party, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company on the date of this Note.
(k)    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
[Signature pages follow]

The parties have executed this CONVERTIBLE PROMISSORY NOTE as of the date first noted above.

COMPANY:

SHOULDER INNOVATIONS, INC.

By:

Name:
Title:

E-mail:

Address:
[Signature Page to Convertible Note]

The parties have executed this CONVERTIBLE PROMISSORY NOTE as of the date first noted above.

HOLDER

Name of Holder:

By:

Name:
Title:

Address:

[Signature Page to Convertible Note]